Exhibit 99.1

NEWS RELEASE

For further information contact

Richard Preckel, 636-733-1600

MAVERICK TUBE CORPORATION ANNOUNCES THE COMPLETION OF HSS SALE

ST. LOUIS, July 1, 2005 -- Maverick Tube Corporation (NYSE: MVK) announced today the successful completion on June 30, 2005 of its previously announced sale of certain assests related to its hollow structural sections (HSS) product line to Atlas Tube.  At closing, Maverick received cash of about $37.8 million.  Together with proceeds expected to be derived from certain retained assets, principally trade receivables, Maverick expects to generate liquidity of approximately $51 million from the sale.  As indicated in the earlier announcement, the parties have also entered into a conversion agreement whereby Maverick will continue to produce HSS products for Atlas at Maverick’s Hickman, Arkansas HSS mill for up to 18 months.

James A. Cowan, the Company’s President and Chief Operating Officer, said, “The divestiture of the HSS product line gives us additional liquidity to continue to execute our growth strategy in our core businesses.”  Mr. Cowan continued, “While we believe the sale of this product line is in the best interests of our shareholders, we recognize the impact on our employees affected by this decision.  We sincerely thank all the stakeholders in this business for their past efforts and support and wish them all the best in their new endeavors.”

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company.  There is no assurance that such assumptions will prove to be accurate.  Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.